DATA TRANSMISSION NETWORK CORPORATION


COMPUTATION OF INCOME(LOSS) PER SHARE




                                            Year Ended December 31,
                                       ---------------------------------------
                                        1996            1995            1994
                                       ------------  ------------   -----------
Primary

Computation of income (loss) per
 common and common equivalent share:

Net income (loss)                      ($  958,306)  ($  283,076)   ($1,602,738)
                                       ============  ============   ============


Average shares outstanding              10,657,893     9,908,592      9,760,200


Add shares applicable to stock
 options and warrants (1)

Add shares  applicable to stock
 options & warrants  prior to
 conversion,  using average market
 price prior to conversion(1)
                                       ------------  ------------   ------------

Total shares                            10,657,893     9,908,592      9,760,200
                                       ============  ============    ===========


Per common share:
Net income (loss)                           ($0.09)       ($0.03)         $0.16)
                                       ============  ============    ===========

-------------------------------------------------------------------------------

(1) Shares applicable to warrants and stock options are antidilutive for the period ended December 31, 1996, 1995 and 1994, and thus, are excluded from the calculation of net loss per common share.


                                                               EXHIBIT 11 - Pg 2
DATA TRANSMISSION NETWORK CORPORATION


COMPUTATION OF INCOME(LOSS) PER SHARE




                                                 Year Ended December 31,
                                       ----------------------------------------
                                           1996         1995            1994
                                       ------------  ------------   -----------
Fully Dilutive

Computation of income (loss) per
 common and common equivalent share:

Net income (loss)                      ($  958,306)  ($  283,076)   ($1,602,738)
                                       ============  ============   ============


Average shares outstanding              10,657,893     9,908,592      9,760,200

Add shares applicable to stock
 options and warrants (1)

Add shares  applicable to stock
 options & warrants  prior to
 conversion, using average market
 price prior to conversion(1)
                                       ------------  ------------   ------------

Total shares                            10,657,893     9,908,592      9,760,200
                                       ============  ============    ===========


Per common share:
Net income (loss)                           ($0.09)       ($0.03)        ($0.16)
                                       ============  ============    ===========
------------------------------------------------------------------------------

(1) Shares applicable to warrants and stock options are antidilutive for the period ended December 31, 1996, 1995 and 1994, and thus, are excluded from the calculation of net loss per common share.

                                                        27


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